EXHIBIT 11


                 STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE



                                               Three Months Ended June 30,
                                                 2000                1999
                                             -----------         ------------
Basic and diluted weighted average
 number of shares of common stock
 outstanding                                   7,317,638           6,910,011
                                             ===========         ===========

Net earnings (loss)                          $  (716,198)        $(1,159,543)
                                             ===========         ===========

Basic and diluted earnings                   $     (0.10)        $     (0.17)
 (loss) per share                            ===========         ===========